                                                                    EXHIBIT 4.14

                             MONTEREY PASTA COMPANY
                      RESTRICTED STOCK PURCHASE AGREEMENT

    THIS RESTRICTED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of
April   , 1997 (the "Effective Date"), by and between Monterey Pasta Company, a
California corporation (the "Company"), and Kenneth A. Steel ("Purchaser").

                                    RECITALS

    A. Purchaser is the Acting President and Chief Executive Officer of the Company.

    B. The Company desires to issue and the Purchaser desires to acquire stock of the Company as herein described, on the terms and conditions hereafter set forth.

                                   AGREEMENT

    The parties, intending to be legally bound, hereby agree as follows:

    1.  SHARE PURCHASE.

        (a) Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to Purchaser, five hundred fifty thousand (550,000) shares (the "Shares") of Common Stock of the Company ("Common Stock") at a purchase price of $1.875 per Share. This Agreement, as executed and delivered by Purchaser, shall be accompanied by payment of the aggregate purchase price of the Shares, which shall be paid in the form of (i) a check from Purchaser made payable to the Company, (ii) a recourse promissory note in a form acceptable to the Company, or (iii) any combination of the foregoing.

        (b) The closing of such purchase shall occur at the offices of the Company on the date hereof.

    2.  UNVESTED SHARE REPURCHASE OBLIGATION.

        (a) GRANT OF UNVESTED SHARE REPURCHASE OBLIGATION. In the event of the occurrence of a "Repurchase Date" (as defined below), the Company shall, unless otherwise mutually agreed in writing by the parties hereto, repurchase such Unvested Shares, and only such Unvested Shares, as to which such Repurchase Date relates (as set forth in Section 2(b)(i) below) under the terms and subject to the conditions set forth in this Section 2 (the "Unvested Share Repurchase Obligation").

        (b)  CERTAIN DEFINITIONS.

        (i) "Repurchase Date" means: (1) with respect to the Shares which vest pursuant to Section 2(b)(iii)(2), one day after the date of the public release of the Company's financial results for the third quarter of 1997;
    (2) with respect to the Shares which vest pursuant to Section 2(b)(iii)(3), July 1, 1997; and (3) with respect to the Shares which vest pursuant to
    Section 2(b)(iii)(4), October 1, 1997.

        (ii) "Unvested Shares" means, on any given date, the number of Shares which exceed the number of Vested Shares determined as of such date.

       (iii) "Vested Shares" means, on any given date, the total number of Shares, rounded down to the nearest whole number, determined as follows:

           (1) On and after the Effective Date, two hundred thousand (200,000) Shares shall be Vested Shares.

           (2) One hundred thousand (100,000) Shares shall become Vested Shares on the date that the Company publicly releases its financial results which indicate an operating profit for a quarter

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       which ends after the Effective Date, net of write-offs, write-downs, reserves and other one-time extraordinary expenses, as determined in accordance with generally accepted accounting principles consistently applied; provided, however, that such quarter may be no later than the third quarter of 1997.

           (3) One hundred fifty thousand (150,000) Shares shall become Vested Shares on the date that the closing price of the Common Stock, as reported on the Nasdaq National Market or other principal market on which the Common Stock is then traded, shall have equaled or exceeded four dollars ($4.00) per share for any seven (7) consecutive trading days, provided that such date occurs on or before June 30, 1997.

           (4) One hundred thousand (100,000) Shares shall become Vested Shares on the date that the closing stock price of the Common Stock, as reported on the Nasdaq National Market or other principal market on which the Common Stock is then traded, shall have equaled or exceeded five dollars ($5.00) per share for any seven (7) consecutive trading days, provided that such date occurs on or before September 30, 1997.

        (c) EFFECTING OF UNVESTED SHARE REPURCHASE OBLIGATION. Except as otherwise mutually agreed in writing by the parties hereto, the Company shall effect the Unvested Share Repurchase Obligation with respect to a particular Repurchase Date by written notice delivered personally or forwarded by certified mail, postage and certification fees prepaid, return receipt requested, to Purchaser within thirty (30) days after the occurrence of such Repurchase Date. If the Company has no Unvested Share Repurchase Obligation with respect to a particular Repurchase Date, the Unvested Share Repurchase Obligation shall terminate with respect to the Unvested Shares associated with such Repurchase Date and such Unvested Shares shall be deemed Vested Shares.

        (d) PAYMENT FOR SHARES AND RETURN OF SHARES. The purchase price per Share being repurchased by the Company shall be an amount equal to Purchaser's original cost per Share, as adjusted pursuant to Section 6 (the "Repurchase Price"). The Company shall pay the aggregate Repurchase Price to Purchaser in cash within fifteen (15) days after the date of personal delivery or mailing of the written notice of the Company's effecting of the Unvested Share Repurchase Obligation. At the election of Purchaser, any such payment shall instead be made by cancellation of indebtedness of Purchaser to the Company. For purposes of the foregoing, cancellation of any indebtedness of Purchaser to the Company shall be treated as payment to Purchaser in cash to the extent of the unpaid principal canceled. In the event that the Company cancels the unpaid principal of any indebtedness of Purchaser to the Company, the Company shall simultaneously cancel any interest payable with respect to such cancelled unpaid principal. Any such cancellation shall be effected by written notice to Purchaser of such cancellation. The Shares being repurchased shall be delivered to the Company by or on behalf of Purchaser at the same time as the delivery of the Repurchase Price to Purchaser.

        (e) EFFECT OF OWNERSHIP CHANGE. Except as otherwise provided below, upon the occurrence of an Ownership Change, as defined in Section 3 below, any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser's ownership of particular Unvested Shares shall be immediately subject to the Unvested Share Repurchase Obligation and included in the terms "Shares" and "Unvested Shares" for all purposes of the Unvested Share Repurchase Obligation with the same force and effect as applicable to such Unvested Shares immediately prior to the Ownership Change. While the aggregate Repurchase Price shall remain the same after such Ownership Change, the Repurchase Price per Unvested Share upon exercise of the Unvested Share Repurchase Obligation following such Ownership Change shall be adjusted as fair and appropriate to reflect such Ownership Change. For purposes of determining the Vested Shares following an Ownership Change, credited employment shall include all employment with the Company and its successor.

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    3.  OWNERSHIP CHANGE.  An "Ownership Change" will be deemed to have occurred if any of the following events occur with respect to the Company:

        (a) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company;

        (b) a merger or consolidation in which the Company is a party;

        (c) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one or more subsidiary corporations of the Company); or

        (d) a liquidation or dissolution of the Company.

    4. ESCROW. As security for his faithful performance of the terms of this Agreement and to insure the availability for delivery of the Shares upon exercise of the Unvested Share Repurchase Obligation herein provided for, Purchaser agrees to deliver to and deposit with Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to the Company (the "Escrow Agent"), as Escrow Agent in this transaction, two Stock Assignments duly endorsed (with date and number of shares blank) in the form attached hereto as EXHIBIT A, together with the certificate or certificates evidencing the Shares; such documents are to be held by the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and Purchaser set forth in EXHIBIT B attached hereto and incorporated by this reference, which instructions shall also be delivered to the Escrow Agent at the closing hereunder.

    5. EMPLOYMENT MATTERS. Nothing in this Agreement will create in any manner whatsoever an employment agreement between Company and Purchaser or affect in any manner the right or power of the Company to terminate Purchaser's service as an employee, director or consultant, for any reason or no reason, with or without cause, subject to any other agreements between the Company and Purchaser.

    6. ADJUSTMENT TO SHARES SUBJECT TO COMPANY'S RIGHTS. If, from time to time during the term of this Agreement, there is any stock dividend or liquidating dividend of cash and/or property, stock split, reverse stock split, recapitalization, reclassification or other similar change in the character or amount of any of the outstanding securities of the Company, then, in such event any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of his ownership of Shares will be immediately subject to the provisions of this Agreement on the same basis as all Shares originally purchased hereunder, and will be included in the word "Shares" for all purposes of this Agreement with the same force and effect as the Shares presently subject to this Agreement. The number of Shares set forth in each of Sections 2(b)(iii)(1)-(4), and the per share stock prices set forth in Sections 2(b)(iii)(3) and (4) shall be fairly and appropriately adjusted to reflect any such event. For purposes of Section 2 hereof, while the total price payable by the Company to exercise the Unvested Share Repurchase Obligation provided in such section will remain the same after each such event, the price payable per share to exercise such Unvested Share Repurchase Obligation will be fairly and appropriately adjusted to reflect such event.

    7. LEGENDS. All certificates representing any Shares subject to the provisions of this Agreement will bear the following legends; provided, however, that Purchaser shall have the right after any Shares become Vested Shares, to exchange the certificates (or portions thereof) representing such Shares for certificates which do not bear the legend set forth in Section 7(a):

        (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN UNVESTED SHARE REPURCHASE OBLIGATION OF THE COMPANY OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

        (b) "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE

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    SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE
    REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

        (c) Any legend required under applicable state securities laws.

    8. TRANSFER RESTRICTIONS. The Company will not be required (i) to transfer on its books any Shares which will have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

    9. RIGHTS AS SHAREHOLDER. Subject to the provisions of this Agreement, Purchaser shall, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Company with respect to the Shares deposited in escrow, including, without limitation, all voting rights and rights to receive dividends declared by the Company.

    10. REPRESENTATIONS AND WARRANTIES OF PURCHASER. In connection with the purchase of the Shares, Purchaser hereby agrees, represents and warrants to the Company as follows:

        (a) INVESTMENT INTENT. Purchaser is purchasing the Shares solely for Purchaser's own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser further represents that the entire legal and beneficial interest of the Shares is being purchased, for the account of Purchaser only and neither in whole nor in part for any other person.

        (b) RESIDENCE. Purchaser's principal residence is located at the address indicated beneath Purchaser's signature below.

        (c) INFORMATION CONCERNING THE COMPANY. Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser further represents and warrants that Purchaser has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as Purchaser deems necessary and appropriate to enable Purchaser to evaluate the financial risk inherent in making an investment in the Shares and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

        (d) ECONOMIC RISK. Purchaser realizes that this purchase of the Shares will be a highly speculative investment and that Purchaser is able, without impairing his or her financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on Purchaser's investment.

        (e) CAPACITY TO PROTECT INTERESTS. Purchaser has (i) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable Purchaser to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make Purchaser capable of evaluating the merits and risks of an investment in the Shares and to protect Purchaser's own interests in the transaction, or (iii) both such relationship and such knowledge and experience.

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        (f)  NO QUALIFICATION; RELIANCE BY COMPANY.  Purchaser understands that the Shares have not been qualified under the Corporate Securities Law of 1968, as amended, of the State of California by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's representations as expressed herein. Purchaser understands that the Company is relying on Purchaser's representations and warrants that the Company is entitled to rely on such representations and that such reliance is reasonable.

        (g) RESTRICTED SECURITIES. Purchaser understands and acknowledges that:

            (i) The sale of the Shares has not been registered under the Securities Act, and the Shares must be held indefinitely unless a transfer of it is subsequently registered under the Securities Act or an exemption from such registration is available.

            (ii) The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

        (h) DISPOSITION UNDER RULE 144. Purchaser understands that the Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act and any future disposition of the Shares in accordance with the exemption provided by Rule 144 (other than paragraph (k) thereof) must be made only in limited amounts pursuant to the terms and conditions of Rule 144.

        (i) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting Purchaser's representations and warranties set forth above, Purchaser further agrees that Purchaser will in no event make any disposition of all or any portion of the Shares which Purchaser is purchasing unless:

            (i) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

            (ii) Purchaser shall have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and either:

               (1) Purchaser shall have furnished the Company with an opinion of Purchaser's own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of Purchaser's counsel shall have been concurred in by counsel for the Company and the Company shall have advised Purchaser of such concurrence; or

               (2) The disposition is made in compliance with Rule 144 after Purchaser has furnished the Company such detailed statement and after the Company has had a reasonable opportunity to discuss the matter with Purchaser.

        (j)  ELECTION UNDER SECTION 83(B) OF THE CODE.

            (i) Purchaser understands that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code") taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, "restriction" includes the obligation of the Company to buy back the stock pursuant to the Unvested Share Repurchase Obligation contained in this Agreement. Purchaser understands that he may elect to be taxed at the time the Shares are purchased rather than when and as the Unvested Share Repurchase Obligation expires by filing an election under
       Section 83(b) of the Code with the IRS within thirty (30) days from the date of purchase. Even if the fair market value of the Shares equals the amount paid for the Shares, the election must be made to avoid adverse tax consequences in the future. The form for making this election is attached as EXHIBIT C hereto. Purchaser understands that failure to make this filing timely may result in the

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       recognition of ordinary income by Purchaser, as the Unvested Share
       Repurchase Obligation lapses on the difference between the purchase price and the fair market value of the Shares at the time such restriction lapses.

            (ii) Purchaser understands that he should consult with the his tax advisor regarding the advisability of filing with the IRS an election under Section 83(b) of the Code, which must be filed no later than thirty
       (30) days after the date of this Agreement. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to Purchaser. Purchaser acknowledges that he has been advised to consult with a tax advisor regarding the tax consequences to Purchaser of the purchase of Shares hereunder. AN ELECTION UNDER SECTION 83(b) MUST BE FILED WITHIN 30 DAYS AFTER THE DATE ON WHICH PURCHASER ACQUIRES THE SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. PURCHASER ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS PURCHASER'S SOLE RESPONSIBILITY, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS BEHALF.

    11. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In connection with the sale of the Shares, the Company hereby agrees, represents and warrants to Purchaser as follows:

        (a) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite legal power and authority, corporate and other, to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted by it. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to do so would have a material adverse effect on its business or properties. The Company has made available to Purchaser or his counsel copies of the Articles of Incorporation and By-laws of the Company. Said copies are true, correct, and complete and contain all amendments through the date hereof.

        (b) AUTHORITY: NO CONFLICT. The Company has all requisite power and authority, corporate and other, to enter into this Agreement and the other documents and instruments contemplated hereby (collectively, the "Agreements"), to carry out the terms of the Agreements and to perform all of its obligations under the Agreements. None of the execution, delivery and performance of the Agreements and the consummation of the transactions provided for, or contemplated by, the Agreements, the fulfillment by the Company of the terms of the Agreements and the issuance and delivery of the Shares will (with or without notice or passage of time or both) (i) conflict with or result in the breach of any provision of the Company's Articles of Incorporation or By-laws, (ii) result in a default, give rise to any right of termination, cancellation or acceleration or require any consent or approval, under any of the terms, conditions or provisions of any agreement or instrument to which it is a party or by which it or any of its assets is bound or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency or other governmental entity applicable to the Company or any of its assets. Each of the Agreements constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

        (c) NO PERMITS. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of the Agreements or the consummation by the Company of the transactions contemplated by the Agreements.

        (d) CORPORATE ACTION. All corporate and other action on the part of the Company necessary for the authorization, execution, issuance, delivery and performance by the Company of the Agreements and the consummation of the transactions contemplated by the Agreements has been taken.

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        (e)  VALIDITY OF SHARES.  The Shares have been authorized by all necessary action, corporate and other, and when issued and sold in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free from any preemptive or similar rights and free and clear from all liens, claims, charges or encumbrances whatsoever.

    12. REGISTRATION RIGHTS. Purchaser shall be entitled to have the Company register the Shares on the same terms and conditions as the investors participating in the Company's recently concluded private placement pursuant to Regulation D under the Securities Act.

    13.  MISCELLANEOUS.

        (a) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

        (b) Any notice required or permitted hereunder will be given in writing and will be deemed effectively given upon personal delivery or three (3) days after deposit with a United States Post Office, by registered or certified mail with postage and fees prepaid, return receipt requested, addressed to the other party hereto at the address shown below that party's signature or at such other address as such party may designate by ten days' advance written notice to the other party hereto.

        (c) This Agreement will inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser and Purchaser's heirs, executors, administrators, successors and assigns; provided, however, that neither party may assign its rights or obligations under this Agreement without the other party's prior written consent.

        (d) This Agreement, together with the exhibits hereto, will be construed under the laws of the State of California and constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior written or oral agreements with respect to the subject matter hereof, and no amendment or addition hereto will be deemed effective unless agreed to in writing by the parties hereto.

        (e) No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any such failure or delay, or any single or partial exercise of any such right, preclude any further or other exercise of such right or any other right.

        (f) If any provision of this Agreement, or the application thereof, is for any reason and to any extent determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as best to reasonably effect the intent of the parties hereto. The parties agree to use their best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent greatest possible, the economic, business and other purposes of the void or unenforceable provision.

        (g) This Agreement may be executed in counterparts, each of which will be an original and all of which together will constitute one and the same agreement.

        (h) Any officer of the Company will have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated

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    to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        MONTEREY PASTA COMPANY

                                        By:
                                           -------------------------------------

                                        Title:
                                           -------------------------------------

                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

                                        PURCHASER

                                        ----------------------------------------

                                        Address:

                                        ----------------------------------------

                                        ----------------------------------------

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                                   EXHIBIT A
                      ASSIGNMENT SEPARATE FROM CERTIFICATE

    FOR VALUE RECEIVED,                  hereby sells, assigns and transfers
unto                  (       ) shares of the Common Stock of Monterey Pasta
Company, a California corporation, standing in the undersigned's name on the
books of said corporation represented by Certificate No.         herewith, and
does hereby irrevocably constitute and appoint                  my attorney to
transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:            , 199         By:
                                     -----------------------------------------

                                   EXHIBIT B
                           JOINT ESCROW INSTRUCTIONS

                                                                  April   , 1997

Gray Cary Ware & Freidenrich
A Professional Corporation
400 Hamilton Avenue
Palo Alto, California 94301

Gentlemen:

    As Escrow Agent for both Monterey Pasta Company, a California corporation ("Company"), and the undersigned purchaser of Stock (the "Stock") of the Company ("Purchaser"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Purchase Agreement ("Agreement"), dated as of the date hereof, to which a copy of these Joint Escrow Instructions is attached as Exhibit B, and the Promissory Note and Pledge Agreement (the "Note") attached hereto as Exhibit A, in accordance with the following instructions:

         1. In the event the Company shall effect the Unvested Share Repurchase Obligation set forth in the Agreement in accordance with the terms thereof, the Company shall give to Purchaser and you a written notice specifying the number of shares of Stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of such notice.

         2. At the closing of a transaction pursuant to Paragraph 1, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares of Stock being transferred,
    (c) to deliver same, together with the certificates evidencing the shares of Stock to be transferred, to the Company against the simultaneous delivery to you of the purchase price (by check or by written notice of cancellation of the applicable principal amount of the Note, and related interest) for the number of shares of Stock being purchased pursuant to the exercise of the Unvested Share Repurchase Obligation, and (d) to forward any purchase price received from the Company to Purchaser.

         3. Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of Stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as his or her attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all stock certificates, stock assignments, or other documents necessary or appropriate to make such securities negotiable and complete any transaction herein contemplated. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a shareholder of the Company while the Stock is held by you.

         4. This escrow shall terminate at such time as there are no longer any shares of Stock subject to the Unvested Share Repurchase Obligation or securing repayment of the Note.

         5. As security for full repayment of the Note, the Purchaser has granted to the Company a security interest in the Stock. Notwithstanding anything herein to the contrary, you hold the certificate(s) representing the Stock as the Company's agent to perfect the Company's security interest in the Stock and not as an escrow holder for the Company and the Purchaser. In the event that the Purchaser fails to make payment under the Note, or otherwise defaults in any obligation due the

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
    Company, you shall deliver the certificate(s) to the Company, or take such other action as the Company, as a secured creditor under the California Commercial Code, shall direct.

         6. If at the time of termination of this escrow you should have in your possession any shares of Stock or any other documents, securities, or other property belonging to Purchaser, you shall deliver all of same to Purchaser and shall be discharged of all further obligations hereunder.

         7. Your duties hereunder may be altered, amended, modified or revoked only by writing signed by all of the parties hereto.

         8. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

         9. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

        10. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

        11. You shall not be liable for the outlawing of any rights under the statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

        12. You shall be entitled to employ such legal counsel and other experts as you may deem necessary or proper to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

        13. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be counsel to the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company and Purchaser shall jointly appoint a successor Escrow Agent.

        14. If you reasonably require other or further instructions in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

        15. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or rights of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession, without liability to anyone, all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

        16. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three (3) days after deposit with a United States Post Office, by registered or certified mail with postage and fees prepaid, return receipt requested, addressed to each of the other parties thereunto entitled at the following address, or at such other addresses as a party may designate by ten (10) days' advance written notice to each of the other parties hereto.

Company:                        Monterey Pasta Company
                                ------------------------------------------
                                ------------------------------------------

PURCHASER:                      Kenneth A. Steel
                                ------------------------------------------
                                ------------------------------------------

ESCROW AGENT:                   Gray Cary Ware & Freidenrich
                                A Professional Corporation
                                400 Hamilton Avenue
                                Palo Alto, California 94301
                                Attn: Eric J. Lapp

        17. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

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
        18. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

                                Very truly yours,

                                Monterey Pasta Company,
                                a California corporation

                                By:

                                PURCHASER:

                                ---------------------------------
                                Kenneth A. Steel

                                Agreed to and accepted as of the date set forth above:

                                ESCROW AGENT:

                                GRAY CARY WARE & FREIDENRICH
                                A Professional Corporation

                                By:
                                     -----------------------------
                                     Eric J. Lapp

                                   EXHIBIT C

                                 April   , 1997

Internal Revenue Service
5045 East Butler Avenue
Fresno, CA 93888

    Re: Election Under Section 83(b) of the Internal Revenue Code of 1986, as Amended

Gentlemen:

    The following information is submitted pursuant to Treas. Reg. 1.83-2 in connection with this election by the undersigned under section 83(b) of the Internal Revenue Code of 1986, as amended.

    1.  The name and address of the taxpayer are:

Name:           Kenneth A. Steel

Address:
                -------------------------------------------------

                -------------------------------------------------

Taxpayer ID:
                -------------------------------------------------

    2. The following is a description of each item of property with respect to which the election is made:

            Three hundred fifty thousand (350,000) shares of Common Stock of Monterey Pasta Company (the "Shares")

    3.  The property was transferred to the undersigned on:

            April   , 1997

    The taxable year for which the election is made is:

            Calendar, 1997.

    4.  The nature of the restriction to which the property is subject:

            See ATTACHMENT A.

    5. The following is the fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of each property with respect to which the election is made:

            $656,250.00 (350,000 shares at $1.875 per share)

    6.  The following is the amount paid for the property:

            $656,250.00

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
    7. A copy of this election has been furnished to Monterey Pasta Company, the corporation for which services are performed by the undersigned.

    Please acknowledge receipt of this election by signing or stamping the enclosed copy of this letter and returning it to the undersigned in the enclosed envelope.

                                          Very truly yours,

                                          Kenneth A. Steel

Enclosures
cc: Monterey Pasta Company

                                  ATTACHMENT A

    Pursuant to the terms of my Restricted Stock Purchase Agreement with
Monterey Pasta Company (the "Company"), dated April   , 1997 (the "Agreement"),
the Company shall have the obligation at any time within thirty (30) days after a "Repurchase Date" (as defined in the Agreement) to purchase from me or my personal representative, as the case may be, for a price of $1.875 per share, subject to adjustment pursuant to Section 6 of the Agreement (the "Repurchase Price"), a portion of the Shares which are unvested. Shares will vest pursuant to the following schedule:

        (i) One hundred thousand (100,000) Shares shall become Vested Shares on the date that the Company publicly releases its financial results which indicate an operating profit for a quarter which ends after the Effective Date, net of write-offs, write-downs, reserves and other one-time extraordinary expenses, as determined in accordance with generally accepted accounting principles consistently applied; provided, however, that such quarter may be no later than the third quarter of 1997.

        (ii) One hundred fifty thousand (150,000) Shares shall become Vested Shares on the date that the closing price of the Common Stock, as reported on the Nasdaq National Market or other principal market on which the Common Stock is then traded, shall have equaled or exceeded four dollars ($4.00) per share for any seven (7) consecutive trading days, provided that such date occurs on or before June 30, 1997.

       (iii) One hundred thousand (100,000) Shares shall become Vested Shares on the date that the closing stock price of the Common Stock, as reported on the Nasdaq National Market or other principal market on which the Common Stock is then traded, shall have equaled or exceeded five dollars ($5.00) per share for any seven (7) consecutive trading days, provided that such date occurs on or before September 30, 1997.

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